Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 574-970-7912

NEWS RELEASE

Date:                 November 5, 2012

Contact:            Peter B. Orthwein or Jeffery Tryka, CFA

THOR ANNOUNCES RECORD PRELIMINARY SALES FOR FIRST QUARTER;

BACKLOG AND CASH, CASH EQUIVALENTS AND INVESTMENTS ALL IMPROVE

Thor Industries, Inc. (NYSE:THO) today announced preliminary sales, backlog and cash, cash equivalents and investments for the first quarter ended October 31, 2012.

Preliminary consolidated sales in the first quarter were $876.8 million, up 30% from $673.0 million in the first quarter last year. RV sales were $763.0 million, up 36% from $561.7 million in last year’s first quarter. Towable RV sales for the quarter were $640.8 million, up 28% from $499.1 million in the first quarter of fiscal 2012. Motorized RV sales in the first quarter nearly doubled to $122.2 million from $62.6 million in the same quarter a year ago. Bus Group sales were $113.8 million, up 2% from $111.3 million in the first quarter last year.

Cash, cash equivalents and investments on October 31, 2012 were $215.6 million versus $209.5 million on October 31, 2011. Backlog on October 31, 2012 was $720.4 million, up 41% from $509.7 million last year. RV backlog was $516.7 million, up 73% from $299.5 million at the end of the first quarter of fiscal 2012. Towable RV backlog increased 44% to $369.9 million from $256.9 million at the end of the first quarter of fiscal 2012. Motorized RV backlog more than tripled to $146.8 million from $42.6 million at the end of the first quarter of fiscal 2012. Bus Group backlog was $203.7 million, compared to $210.2 million at the end of the first quarter of fiscal 2012.

“Thor achieved a first-quarter record for revenue in the quarter ending October 31, 2012 as the strength of our products met with considerable success among dealers at the Open House held in Elkhart, Ind. in September. While we are pleased with the favorable reception our products received, the overall environment is still very competitive and industry incentives remain elevated. Our higher backlogs provide us with a clearer view into sales expectations through the first half of fiscal 2013,” said Peter B. Orthwein, Thor Chairman & CEO. “Given the view of our business through the January quarter, we believe Thor will be well positioned to enter the important spring retail show season. The success of our products in those early spring shows will help shape our outlook for the second half of the fiscal year,” he added.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.